Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dynex Capital, Inc.

Glen Allen, Virginia

We hereby consent to the incorporation by reference in this Registration Statement and the Prospectus constituting a part of this Registration Statement of our reports dated March 5, 2018 relating to the consolidated financial statements, and the effectiveness of Dynex Capital, Inc.’s internal control over financial reporting, appearing in Dynex Capital, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Richmond, Virginia

June 12, 2018